Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.parcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Completes $150 Million Financing Transaction with kaléo

INCLINE VILLAGE, NV, April 7, 2014 –PDL BioPharma, Inc. (NASDAQ: PDLI) today announced that it has acquired $150 million of Notes due 2029 (the Notes) from Accel 300, LLC, a wholly-owned subsidiary of kaleo, Inc. (formerly known as Intelliject, Inc.) (kaléo). The Notes are backed by 100 percent of royalties from kaléo’s first approved product, Auvi-QTM (epinephrine auto-injection, USP) (known as AllerjectTM in Canada) and 10 percent of net sales of kaléo’s second proprietary auto-injector based product, EVZIOTM (naloxone hydrochloride injection) (collectively, the Revenue Interests).

The Notes carry interest at 13 percent per annum, paid quarterly in arrears on principal outstanding. The principal balance of the Notes is repaid to the extent that the Revenue Interests exceed the quarterly interest payment, as limited by a quarterly payment cap. While final maturity of the Notes is March 2029, PDL anticipates that the Notes will be repaid in 2020 as the forecasted revenues for the Revenue Interests are expected to exceed the specified quarterly caps in most quarters. Kaléo may redeem the Notes at any time, subject to a redemption premium. The Notes are secured by the Revenue Interests. Proceeds from the transaction will be used by kaléo to repay existing indebtedness and for the commercialization of EVZIO and development of its future pipeline of products. The transaction was funded by PDL with its existing cash on hand.

“Kaléo's business model and patient driven product development process is unique. Auvi-Q and EVZIO are novel and exciting products and we believe that kaléo has additional promising products in its pipeline,” stated John McLaughlin, president and chief executive officer of PDL BioPharma. “PDL has now deployed approximately $700 million to date to acquire income generating assets allowing us to continue to return measurable value to our shareholders in the form of quarterly dividends.”

“We are pleased to collaborate with PDL as we begin the next phase of our company’s growth with the upcoming market launch of EVZIO and the advancement of our pipeline programs,” stated Spencer Williamson, president and chief executive officer of kaléo.

Auvi-Q, currently approved by the FDA, is used to treat life-threatening allergic reactions (anaphylaxis) in people who are at risk for or have a history of these reactions. The product is manufactured and commercialized in North America by Sanofi under a licensing agreement for which kaléo receives royalties. Kaléo retains rights to the product in all other global markets. Kaléo expects to launch EVZIO in the US later this year. EVZIO is approved for the emergency treatment of known or suspected opioid overdose, as manifested by respiratory and/or central nervous system depression. EVZIO is the first and only naloxone auto-injector intended to be available for immediate administration by family members or caregivers for suspected opioid overdose in settings where opioids may be present. Kaléo has a portfolio of new generation lifesaving personal medical products in various stages of development.

About kaléo

Kaléo is a pharmaceutical company dedicated to putting a new generation of life-saving personal medical products in patients’ hands. On April 3rd, 2014, the FDA approved EVZIO, the first and only naloxone auto-injector intended to be available for emergency administration by family members or caregivers in cases of known or suspected opioid overdose. The company’s first product approval, Auvi-QTM (www.Auvi-Q.com) (AllerjectTM in Canada), was licensed to Sanofi US which launched the product in early 2013. Our mission is to provide demonstrably superior medical products that empower patients and caregivers to confidently take control in potentially life-threatening situations. We believe patients and caregivers are the experts on how their medical condition impacts their lives, and are an integral part of our product development process. Each kaléo product combines an established drug with an innovative delivery platform with the goal of achieving superiority and cost effectiveness. Kaléo is a privately held company headquartered in Richmond, Virginia. For more information, visit www.kaleopharma.com.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $700 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding forecasted revenues in respect of the Revenue Interests, product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the business of each of kaléo and PDL and their markets, particularly those discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and neither kaléo nor PDL assumes any responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.